Exhibit 5.3

[Letterhead of AMVESCAP PLC]

January 10, 2005

AMVESCAP PLC

1315 Peachtree Street, N.E.

Suite 500

Atlanta, Georgia 30309

RE:	Registration Statement on Form F-4

Ladies and Gentlemen:

I am the General Counsel of AMVESCAP PLC, a public limited company incorporated under the laws of England and Wales (the “Company”). The Company is the direct or indirect parent of A I M Management Group Inc., a Delaware corporation, A I M Advisors, Inc., a Delaware corporation, INVESCO Institutional (N.A.), Inc., a Delaware corporation, and INVESCO North American Holdings, Inc., a Delaware corporation (collectively, the “Guarantors”). In this capacity, I have advised the Company and the Guarantors in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance, in exchange (the “Exchange Offer”) for up to $300 million principal amount of the Company’s outstanding unregistered 4.500% Senior Notes Due 2009 (the “Old 2009 Notes”) and up to $200 million principal amount of the Company’s outstanding unregistered 5.375% Senior Notes Due 2014 (the “Old 2014 Notes” and together with the Old 2009 Notes, the “Old Notes”), of a like principal amount of the Company’s 4.500% Senior Notes Due 2009 (the “New 2009 Notes”) and a like principal amount of the Company’s 5.375% Senior Notes Due 2014, respectively (the “New 2014 Notes” and together with the New 2009 Notes, the “New Notes”), that will be registered under the Securities Act. The Old Notes were, and the New Notes will be, issued under two Indentures, each dated as of December 14, 2004 (the “Indentures”) among the Company, the Guarantors and SunTrust Bank, as Trustee (the “Trustee”). This opinion letter is rendered pursuant to Item 21 of Form F-4 and Item 601(b)(5) of the Commission’s Regulation S-K.

I have examined the Indentures, the form of the Old Notes, including the guarantee of each of the Guarantors set forth therein, the proposed form of the New Notes, including the guarantee of each of the Guarantors set forth therein, and the Registration Statement. I also have examined originals, or copies certified or otherwise identified to my satisfaction, of such other documents, records, certificates and

January 10, 2005

instruments (collectively, the “Ancillary Documents”) as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. In rendering such opinions, I have relied as to factual matters upon the representations, warranties and other statements made in the Indentures and the Ancillary Documents.

In my examination, I have assumed, without any independent verification, (i) the genuineness of all signatures (other than signatures of representatives of the Company and the Guarantors), (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to me as originals, (iv) the conformity to the original documents of all documents submitted to me as conformed, telefacsimile or photostatic copies, and (v) that the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended.

Based upon the foregoing, and subject to the other exceptions, qualifications, limitations and assumptions herein set forth, I am of the opinion that:

1. assuming that the Company has duly authorized the execution, delivery and performance of the Indentures under English law, the Indentures have been duly executed and delivered by the Company (to the extent that such execution and delivery is governed by the Delaware General Corporation Law); and

2. the Indentures have been duly authorized, executed and delivered by the Guarantors.

My opinions set forth above are limited to the Delaware General Corporation Law, and I do not express any opinion herein concerning any other laws. Insofar as the laws of England relate to my opinions above, I have relied, with your approval but without any independent investigation, solely on the opinion, dated this date, of Linklaters, English counsel to the Company, filed as an exhibit to the Registration Statement. In connection with certain related legal matters under New York law, I understand that you have received the opinion, dated this date, of Alston & Bird LLP, United States counsel to the Company, filed as an exhibit to the Registration Statement.

This opinion letter is provided to you for your use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent, except that (a) Alston & Bird LLP may rely on this opinion letter in connection with its opinion described in the immediately preceding paragraph, and (b) you may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinions rendered by me consist of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. The opinions and statements of belief expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect the opinions and statements of belief expressed herein.

January 10, 2005

I consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Erick R. Holt
Erick R. Holt